EXHIBIT 99.1

April 26, 2004

FOR IMMEDIATE RELEASE


               PLIANT CORPORATION TO HOLD 2004 INVESTOR CONFERENCE


SCHAUMBURG, IL - Harold Bevis, President and Chief Executive Officer, announced today that Pliant Corporation will host a 2004 Pliant Investor Conference on May 18, 2004. The Conference will begin with presentations in Lexington, Kentucky at the Marriott Griffin Gate Resort and then continue with a tour of its plant in Danville, Kentucky. Attending the Conference from Pliant will be:

     o    Harold Bevis - President & CEO

     o    Dave Corey - EVP & COO

     o    Brian Johnson - EVP & CFO

     o    Ken Swanson - President, Specialty Products

     o    Bob Maltarich - SVP & GM, Industrial Products

     o    Paul Wolak - Technical Director, Specialty Products

The 2004 Pliant Investor Conference will start at 7:30 a.m. Eastern Daylight Time and will conclude at 2:30 p.m. at the end of the plant tours. For those who wish to attend, please call Chris Sbertoli at 847-969-3348 for information. Due to logistics constraints, we will only be able to accommodate up to 40 attendees in person. For those people who cannot attend the conference in person but still wish to view the information shared at the conference - there will be an internet conference call to listen into; the presentations will be posted on Pliant's website; and the conversations will be recorded for playback.

Participants  in the United  States can  access the  conference  call by calling
888-809-8967 and using the access code PLIANT, or internationally by calling 773-756-4618 and using the same access code (Pliant). Participants are encouraged to dial in at least fifteen minutes prior to the start of the call as we intend follow the schedule closely. Instructions for the net portion of the call follow.

NET CONFERENCING PARTICIPANT ACCESS INFORMATION:

   URL:                                      https://e-meetings.mci.com/nc/join/
                                             -----------------------------------
   CONFERENCE NUMBER:                        PB3442022
   AUDIENCE PASSCODE:                        PLIANT

   You can join the event directly at:
   https://e-meetings.mci.com/nc/join.php?i=PB3442022&p=PLIANT&t=c
   ---------------------------------------------------------------

   ALERT: On April 17, our Net Conferencing platform was upgraded.   Go to
   http://e-meetings.mci.com/netconferencing/mslm/index.php now to ensure that
   --------------------------------------------------------
   you can successfully join your net conference.

Following the call's completion, an instant replay will be available through 5:00 p.m. Eastern Daylight Time on Monday, May 24, 2004. Telephone numbers to access the replay are as follows: United States 888-568-0628, International
402-998-1533. No access code is required for the replay. Two days after the completion of the call, the slides and transcription of the call will be posted on our company website at: http://www.pliantcorp.com

Pliant Corporation is a leading producer of value-added films and flexible packaging products for personal care, medical, food, industrial and agricultural markets. Pliant operates 25 manufacturing and research and development facilities around the world and employs approximately 3,250 people.

                                      # # #


CONTACTS:
Brian Johnson
EVP and Chief Financial Officer
Voice: 847.969.3319
E-mail: brian.johnson@pliantcorp.com
        ----------------------------
Company web Site: www.pliantcorp.com